INDUSTRI-MATEMATIK INTERNATIONAL CORP.
                        901 Market Street, Suite 475
                             Wilmington, DE 19801



                                   September 12, 2002 as at August 19, 2002


Ms. Susan Salvesen
[ADDRESS]
[ADDRESS]

Dear Ms. Salvesen:

     We are writing to set forth the terms of your engagement by Industri-Matematik International Corp. ("IMIC").

          1. Position and Duties: You shall be the interim Treasurer (Chief Financial Officer) of IMIC and all of its direct and indirect subsidiaries (IMIC and such subsidiaries collectively, "IMIC Group"). In such position, you shall report to, and you shall be subject to, the direction of the Board of Directors and President (Chief Executive Officer) of IMIC. You shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to you by the Board of Directors and President of IMIC, and you shall cooperate fully with the Board of Directors and President.

          2. Term: Either IMIC or you may terminate your engagement at any time on 30 days' notice, your engagement being "at will," provided that IMIC may relieve you of all of your duties during such 30-day period, but IMIC shall not be relieved of any obligation to compensate you during such 30-day period.

          3. Compensation: As payment for your services, you shall receive $35,000 per month payable in accordance with the IMIC normal payroll practices and such stock options as the Board of Directors, in its sole discretion, shall grant to you. The amount payable to you shall be subject to all statutory withholdings and you shall receive all statutory benefits but no other benefits, including, but not limited to, health insurance and pension benefits otherwise made available or paid to any other employee of IMIC.

          4. Place of Employment: IMIC maintains principal offices in Stockholm Sweden, and Mt. Laurel, New Jersey, and it is anticipated you will spend time at those locations as well as at other IMIC offices and industry conferences throughout the world. You will make such business trips as are reasonably required in connection with the performance of your services.

          5. Expense Reimbursement: You shall be reimbursed for all travel and travel-related expenses incurred by you in connection with your performance of your services consistent with IMIC's policies.

               6.A.     Acknowledgment:  You acknowledge that:  (i) your
engagement as an employee of IMIC will bring you into close contact with many confidential affairs of the IMIC Group, (ii) you are a key employee of IMIC,
(iii) the business of the IMIC Group is, and is intended to be, conducted throughout the world and competes with similar businesses of other organizations, (iv) the IMIC Group carries on and will carry on substantial business, promotional, marketing, and/or sales activities throughout the world, and (v) the covenants contained in Sections 6.B, 6.C, and 6.D (collectively, "Restrictive Provisions") are specific inducements by you to IMIC in connection with your engagement by IMIC. In recognition of the provisions of this section and as consideration for your retention by IMIC as an employee and the payment by IMIC to you of compensation, you agree to the Restrictive Provisions.

               6.B.     Confidentiality:

                    6.B.1.     During the period of your employment with IMIC
and at all times thereafter, you shall not disclose, communicate, or divulge to any person (other than to officers, directors, or employees of IMIC whose duties require such knowledge) or use for your personal benefit or for the benefit of anyone other than IMIC, any trade secrets, specifications, pro-grams, research, inventions, or other confidential information which is employed in or proposed to be employed in the business of the IMIC Group which comes to or came to your knowledge in the course of your performance of services as an employee of IMIC, provided that the foregoing restrictions shall not apply to any such information (i) which is already in the public domain or enters into the public domain after the date hereof other than by reason of your default, (ii) which you are required to disclose by law pursuant to legal process, or (iii) which you have need to disclose to your own professional advisers who agree to hold such information subject to the provisions of this Section 6.B.1.

                    6.B.2.     You will deliver promptly to IMIC on
termination of your employment, or at any time IMIC may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to the business of the IMIC Group which you may then possess or have under your control.

               6.C.     Employee and      Agent Non-Interference:  During the
period of your employment with IMIC, and for a period of one year following the termination of your employment with IMIC, regardless of the reasons therefor, neither you nor any person, firm, corporation, association, or business enterprise with which you are affiliated as an employee, agent, independent contractor, consultant, owner, sole proprietor, partner, joint venturer, member, manager, officer, director, or shareholder shall knowingly
(i) directly or indirectly, induce or attempt to induce any employee or agent of the IMIC Group to terminate or alter his or her employment or agency relationship with the IMIC Group, (ii) directly or indirectly hire any person who is employed by the IMIC Group, or (iii) retain any agent who is an agent of the IMIC Group at the time of termination or who has been employed or retained by the IMIC Group during the period you were employed by IMIC.

               6.D.     Non-Disparagement:  During the period of your
employment with IMIC and at all times thereafter, you shall not, directly or indirectly, disparage the name, reputation, services, or products of the IMIC Group.

               6.E.     Additional Provisions:  In the event that the
Restrictive Provisions should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, any court of competent jurisdiction is hereby authorized, requested, and instructed to reform the Restrictive Provisions consistent with the intent of such provisions to provide for the maximum restraints upon your activities which may then be legal and valid. Each of you and IMIC agrees that a breach of the Restrictive Provisions will cause irreparable injury to the IMIC Group for which any remedy at law would be inadequate and that any member of the IMIC Group shall be entitled in any court of law or equity to temporary, preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections, and such punitive and compensatory damages as shall be awarded. Further, in the event of a violation of the Restrictive Provisions the applicable period of non-competition and non-interference shall be extended for a period of time equal to that period beginning on the date when such violation commenced and ending when the activities constituting that violation shall be finally terminated.

          7. Representation and Indemnification: You hereby represent and warrant to IMIC that your execution and your performance of this Agreement does not constitute any violation or breach by you of any written or oral agreement with or obligation to your present employer or to any third party regardless of whether notice and/or the passage of time is required in order for the same to be deemed a violation or breach. You hereby agree that you will indemnify IMIC and hold IMIC harmless from and against any liabilities, damages, losses, judgments, amounts paid in settlement, costs and/or expenses (including reasonable attorneys' fees and attorneys' expenses) (collectively, "Loss") arising out of, relating to, or based upon any breach of your representation and warranty, provided that in the event that IMIC suffers any such Loss, such Loss shall be subject always to a maximum liability by you to IMIC equal to the aggregate payments made pursuant to Section 2 and provided that in any event you shall not be liable to IMIC (save in the case of fraud) for any loss of profits or consequential damages.

          8. Jurisdiction: Each of you and IMIC hereby consents to the jurisdiction of the New Jersey State Courts and the United States District Court for the District of New Jersey for all purposes in connection with this Agreement and further consents that any process or notice of motion in connection therewith may be served by certified or registered mail or by personal service in accordance with the provisions of Section 11, within or without the State of New Jersey, provided that a reasonable time for appearance is allowed. You further agree that you will not commence any proceeding, action, or lawsuit against IMIC arising out of or relating to this Agreement or the breach thereof in any court other than the courts set forth above.

               9.     Governing Law, Amendment, and Binding Effect, etc.:
This Agreement (a) shall be governed by and construed in accordance with the laws of the State of New Jersey as if it were an agreement made and to be performed entirely within such State, (b) may not be modified or amended except by a writing signed by each of IMIC or its successors or permitted assigns and you, (c) may not be assigned by IMIC except as hereinafter provided or by you, (d) shall be binding upon each of IMIC and its successors and permitted assigns and you and your distributees, personal representatives, executors, and administrators, and (e) contains the entire agreement and understanding between IMIC and you with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements, and understandings, written or oral, between IMIC and you with respect to the subject matter of this Agreement.

          10. Assignment: This Agreement may be assigned at any time in connection with a merger, consolidation, reincorporation, or acquisition of assets of IMIC. If IMIC shall be merged into or consolidated with another entity, or is reincorporated in another jurisdiction, or another entity acquires substantially all of the assets of IMIC, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation or reincorporation or acquiring such assets, provided that IMIC will require any successor to all or substantially all of the business or assets of IMIC, by an agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that IMIC would be required to perform it if no such succession had taken place, and IMIC shall continue to remain liable hereunder. The provisions of the prior sentences also shall apply in the event of any subsequent mergers, consolidations, reincorporations, or transfers of assets. In the event of any such assignment, the Restrictive Provisions contained in the Section 6.C shall apply only in relation to the business of the IMIC Group, and any successor and not (for the sake of clarity) to any expanded or wider group or organization or to the owner of the assets or business of IMIC.

          11. Notices: All notices provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, and by regular mail, both with postage prepaid, or sent by telecopier and by regular mail, or sent by reputable overnight delivery service, or personally delivered, to the addresses set forth above, and shall be deemed given when first received or five days after having been sent, whichever is the earlier. Either you or IMIC at any time may give notice of another address in accordance with the provisions of this Section 11.

          12. Insurance: During the period that you are performing services for IMIC, IMIC shall cause to be maintained in effect its current policy of directors' and officers' liability insurance or a replacement thereof in such amounts as determined by the Board of Directors. Such obligation shall extend to continuation of any such insurance following termination hereof for your protection for any acts or omissions occurring during the term of your employment hereunder but for which liability may arise post termination of such employment to the extent it is economically feasible to maintain such policy.

     If the foregoing correctly sets forth our agreement, please sign and return the enclosed copy of this letter.

                         Very truly yours,

                         INDUSTRI-MATEMATIK INTERNATIONAL CORP.



                         By: /s/ Marvin S. Robinson
                            -------------------------------------
                                 Marvin S. Robinson, Secretary


ACCEPTED AND AGREED:



/s/ Susan Salvesen
----------------------------
    Susan Salvesen